Exhibit 23-2

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Great Plains Energy Incorporated on Form S-8 of our report dated June 7, 2002, appearing in the Annual Report on Form 11-K of the Great Plains Energy Incorporated Cash or Deferred Arrangement Employee Savings Plus Plan for the year ended December 31, 2001.





/s/Deloitte & Touche LLP

Kansas City, Missouri
August 23, 2002